                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-39010
Prospectus Supplement No. 3, dated September 18, 2000, to Prospectus dated August 11, 2000

                               GETTY IMAGES, INC.
                                  $250,000,000

                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                                      AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
                            ------------------------

    This prospectus supplement relates to the resale by the holders of 5% convertible subordinated notes due 2007 of Getty Images, Inc. and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated August 11, 2000, and any prior supplements which are to be delivered with this prospectus supplement.

    The information contained in the table appearing under the heading "Selling Securityholders" on pages 35-37 of the prospectus is hereby amended to include the following information:

                                                                          NUMBER OF
                                              PRINCIPAL                   SHARES OF
                                              AMOUNT OF    PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                             NOTES THAT     OF NOTES       THAT MAY      COMMON STOCK
                   NAME                      MAY BE SOLD   OUTSTANDING    BE SOLD(1)    OUTSTANDING(2)
                   ----                      -----------   -----------   ------------   --------------
Alta Partners Holdings LDC ................  $6,000,000        2.4%         98,231            *
Guardian Life Insurance Co. ...............  $5,100,000        2.0          83,497            *
Guardian Pension Trust ....................  $  300,000          *           4,911            *
Park Avenue Life Insurance Co. ............  $  100,000          *           1,637            *

    The information contained in Prospectus Supplement No. 1 with respect to the Selling Securityholders named below is hereby deleted and restated with the following information:

                                                                          NUMBER OF
                                              PRINCIPAL                   SHARES OF
                                              AMOUNT OF    PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                             NOTES THAT     OF NOTES       THAT MAY      COMMON STOCK
                   NAME                      MAY BE SOLD   OUTSTANDING    BE SOLD(1)    OUTSTANDING(2)
                   ----                      -----------   -----------   ------------   --------------
CIBC World Markets.........................  $3,795,000        1.5%         62,131            *

---------------

* Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $61.08 per share of common stock and a cash payment in lieu of any fractional interest. However, the conversion price is subject to adjustment if particular events affecting our common stock occur. As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, as amended, using 49,740,673 shares of common stock outstanding as of August 2, 2000. In calculating these amounts, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             This prospectus supplement is dated September 18, 2000